Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Brazil Potash Corp., pertaining of the Brazil Potash Corp. 2024 Incentive Compensation Plan, of our auditor’s report dated March 28, 2025 on the consolidated financial statements of Brazil Potash Corp. and its subsidiary, which appears in Brazil Potash Corp.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, as filed with the U.S. Securities and Exchange Commission on March 28, 2025, and as amended by Amendment No. 1 to Form 20-F filed with the SEC on April 9, 2025.

We also consent to the reference to our firm under the heading “Experts” in the Reoffer Prospectus included as part of this Registration Statement on Form S-8.

/s/ MNP LLP

Chartered Professional Accountants Licensed Public Accountants

Mississauga, Canada April 29, 2025